Exhibit 10.2

Execution Version

CONTRIBUTION AGREEMENT

AMONG

EQUITABLE PRODUCTION COMPANY

EQUITABLE GATHERING EQUITY, LLC

PINE MOUNTAIN OIL AND GAS, INC.

AND

NORA GATHERING, LLC

Dated as of April 13, 2007

i

EXHIBITS:

Exhibit A-1	Gathering Assets
Exhibit A-2	Water Disposal Wells; Other Excluded Assets
Exhibit A-3	Equipment, Machinery, Fixtures and Other Tangible Personal Property and Improvements
Exhibit A-4	Other Excluded Assets
Exhibit A-5	Delinquent Liens for Current Taxes or Assessments
Exhibit A-6	Delinquent Liens Arising in the Ordinary Course of Business
Exhibit B	Form of Conveyance
Exhibit C	Form of Amended and Restated Limited Liability Company Agreement of Nora Gathering, LLC
Exhibit D	Form of Assignment of Easement Agreement
Exhibit E	Form of Note
Exhibit F	Permitted Encumbrances
Exhibit G	Form of Gathering Agreement
Exhibit H	Form of Gas Purchase Agreement
Exhibit I	[Intentionally Omitted]
Exhibit J	[Intentionally Omitted]
Exhibit K	Nora-T Line
Exhibit L	Form of Change of Control Agreement
Exhibit M	Form of Equitable Guaranty
Exhibit N	Form of Range Guaranty
Exhibit O	Form of Interconnect Agreement

SCHEDULES:

Schedule 4.2(d)	Conflicts (EPC)
Schedule 4.3(d)	Conflicts (EGEL)
Schedule 4.5	Consents, Approvals or Waivers (EPC and EGEL)
Schedule 4.6A	Litigation
Schedule 4.6B	Litigation
Schedule 4.7	Taxes and Assessments
Schedule 4.9	Compliance with Laws
Schedule 4.10	Contracts
Schedule 4.11	Permits
Schedule 4.12	Outstanding Capital Commitments
Schedule 4.13	Abandonment
Schedule 4.14	Condition of Equipment, etc.
Schedule 4.16	Certain Events
Schedule 7.10	Operation of Assets

Index of Defined Terms

Defined Term	Section

Affiliate	Section 1.4(a)
Agreement	Preamble
Assets	Section 1.2
Asserted Title Defect	Section 3.2(a)
Asserted Title Defect Amount	Section 3.3(c)
Business Day	Section 1.4(c)
Cash Contribution	Section 2.1
Change of Control Agreement	Section 9.2(g)
Chosen Court	Section 12.8
Claim	Section 11.2(b)
Claim Notice	Section 11.2(b)
Closing	Section 9.1
Closing Date	Section 9.1
Closing Payment	Section 2.2(a)
Company	Preamble
Company Indemnified Persons	Section 11.1(b)
Consents	Section 4.5
Contracts	Section 1.2(b)
Conveyance	Section 9.2(a)
Damages	Section 11.1(e)
Defensible Title	Section 3.2(a)
Easements	Section 1.2(c)
Equitable	Preamble
Equitable Indemnified Persons	Section 11.1(c)
Effective Time	Section 1.4(d)
Effective Time Adjustment	Section 2.2(a)
EGEL	Preamble
Encumbrances	Section 3.2(a)
Environmental Laws	Section 4.8
EPC	Preamble
Equitable	Preamble
Exchange Act	Section 1.4(e)
Excluded Assets	Section 1.3
Execution Date	Preamble
Exploration Agreement	Section 1.4(f)
Exploration Agreement PMOG Area	Section 1.4(g)
Gathering Agreement	Section 9.2(e)
Gathering Assets	Section 1.2(a)
Governmental Authority	Section 1.4(h)
Governmental Permits	Section 4.11
HSR Act	Section 7.5
Hydrocarbons	Section 1.4(i)

v

Indemnified Person	Section 11.2(a)
Indemnifying Person	Section 11.2(a)
Laws	Section 1.4(j)
Letter of Intent	Section 12.13
LLC Agreement	Section 9.2(d)
Material Adverse Effect	Section 4.1(d)
New Easement Agreement	Section 9.3(d)
New Lease	Section 1.4(k)
Nora Field	Section 1.4(l)
Nora-T Line	Section 1.4(m)
Original Lease	Section 1.4(n)
Party; Parties	Preamble
Party Lawsuit	Section 1.4(o)
Permitted Encumbrances	Section 3.2(b)
Person	Section 1.4(p)
Pipeline Agreement	Recitals
PMOG	Preamble
PMOG Indemnified Persons	Section 11.1(b)
Pre-Closing Taxable Period	Section 7.6(c)
Preferential Rights	Section 4.5
Property Costs	Section 1.5(c)
Purchase Agreement	Section 1.4(q)
Records	Section 1.4(r)
Scheduled Transfer Requirements	Section 4.5(a)
SEC	Section 1.4(s)
Securities Act	Section 1.4(t)
Statements of Revenues and Expenses	Section 7.11
Straddle Taxable Period	Section 7.6(c)
Tax	Section 1.4(u)
Tax Return	Section 1.4(v)
Termination Date	Section 10.1
Title Arbitrator	Section 3.3(f)
Title Claim Date	Section 3.3(a)
Title Defects	Section 3.2(a)
Transaction Documents	Section 12.13
Transfer Taxes	Section 1.4(w)

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of April 13, 2007, (the “Execution Date”) is by and among Equitable Production Company, a Pennsylvania corporation (“EPC”), Equitable Gathering Equity, LLC, a Delaware limited liability company (“EGEL”, and, collectively with EPC, “Equitable”), Pine Mountain Oil and Gas, Inc., a Virginia corporation (“PMOG”), and Nora Gathering, LLC, a Delaware limited liability company (the “Company”).  EPC, EGEL, PMOG and the Company are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS:

WHEREAS, EPC and EGEL are the owners of various natural gas pipeline gathering facilities and pipelines, commonly known as the Nora Gas Gathering System (including the Nora-T pipeline), located in Dickenson, Buchanan, Wise and Russell Counties, Virginia, and used in the gathering of natural gas from the Nora Field, as further described herein;

WHEREAS, such gathering facilities and pipelines are situated upon, through and/or under various properties, which are owned or held by EPC, PMOG, and/or EGEL by virtue of various agreements or conveyances;

WHEREAS, EPC and EGEL have entered into that certain Pipeline Agreement dated as of January 1, 2005 (the “Pipeline Agreement”), for the lease and/or sublease of facilities and pipelines relating to such gathering system;

WHEREAS, Equitable desires to contribute such gathering facilities and pipelines, together with all of Equitable’s other rights, titles and interests in and to such gathering facilities and pipelines and the Pipeline Agreement, to the Company on the terms and conditions hereinafter set forth; and

WHEREAS, PMOG desires to contribute a specified amount of cash and certain assets to the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
ASSETS CONTRIBUTION

Section 1.1            Contribution of Assets.  On the terms and conditions contained in this Agreement, Equitable agrees to contribute to the Company and the Company agrees to accept from Equitable the Assets.  As consideration for the contribution of the Assets, the Company shall issue to EGEL a fifty percent (50%) membership interest in the Company.

Section 1.2            Assets.  “Assets” means all of the right, title and interest of Equitable in and to the following:

(a)   the gas gathering system, facilities, compressors, pipelines, pig and other stations and Easements described on Exhibit A-1 (the “Gathering Assets”);

(b)   all presently existing contracts, agreements and instruments by which the Assets are bound or subject, including operating agreements, pipeline agreements, declarations and orders, exchange agreements, and transportation agreements, but excluding any contract, agreement or instrument to the extent that (1) transfer is restricted by third-party agreement or applicable Law, (2) Equitable is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such transfer restriction (provided that Equitable shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver), and (3) the failure to obtain such waiver or satisfy such transfer restriction would cause a termination of such contract, agreement or instrument or a material impairment of the rights thereunder (subject to such exclusions, the “Contracts”);

(c)   all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with, the Gathering Assets or other Assets (the “Easements”), including those Easements described on Exhibit A-1, but excluding any of the foregoing to the extent that (1) transfer is restricted by third-party agreement or applicable Law, (2) Equitable is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such transfer restriction (provided that Equitable shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver), and (3) the failure to obtain such waiver or satisfy such transfer restriction would cause a termination of such permit or other instrument or a material impairment of the rights thereunder;

(d)   all gathering lines, pipelines, compressors, equipment, machinery, fixtures and other tangible personal property and improvements used or held for use primarily in connection with the ownership or operation of the Gathering Assets or other Assets, but excluding any such items included in the Excluded Assets; and

(e)   the Records.

Section 1.3            Excluded Assets.  Notwithstanding anything to the contrary contained herein, the Assets shall not include, and the following are excepted, reserved and excluded from the transactions contemplated hereby (collectively, the “Excluded Assets”):

(a)   all water disposal wells, and any transfer facility, loadout facility or other facility associated with such water disposal wells, primarily used in connection with the disposal of produced water derived from or otherwise attributable to any of the wells that produce gas transported through the Gathering Assets, including those water disposal wells and associated facilities described on Exhibit A-2;

(b)   all corporate, financial, income and franchise tax and legal records of Equitable that relate to Equitable’s business generally (other than those relating primarily to the Assets), and all books, records and files that relate to the Excluded Assets and copies of any Records retained by Equitable;

(c)   (i) equipment, machinery, fixtures and other tangible property and improvements described on Exhibit A-3 attached hereto; (ii) computers and peripheral equipment related to such equipment; (iii) communication and telecommunication equipment including but not limited to radios, towers, and networking equipment; (iv) custom applications and databases; (v) measurement and data collection devices; and (vi) software and associated licenses, including but not limited to any software relating to the SCADA System, Enertia, Altra, Flow-Cal, Talon, Aries, Production Access, Pre-drill Manager, Geographix, Synergy, and CygNet;

(d)   all rights and all obligations of Equitable with respect to any refund or payment of Taxes or other costs or expenses borne by Equitable or Equitable’s predecessors in interest and title attributable to the Assets and the period prior to the Effective Time;

(e)   all rights and all obligations of Equitable with respect to the claims and causes of action relating to the Assets that accrued or arose prior to the Effective Time (other than claims or causes of action for proceeds to which the Company is entitled under Section 1.5(b));

(f)    Equitable’s area-wide bonds, permits and licenses (including all Federal Communications Commission licenses) or other permits, licenses or authorizations used in the conduct of Equitable’s business generally and not exclusively related to the Gathering Assets; and

(g)   those other assets and interests identified on Exhibit A-4.

Section 1.4            Certain Definitions.  As used herein:

(a)   “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning (i) the power to direct the vote of more than fifty percent (50%) of the voting shares or other securities of such Person through ownership, pursuant to a written agreement, or otherwise or (ii) the power to direct the management and policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.  For the purposes of this Agreement, the Company shall not be considered an Affiliate of any Party or such Party’s Affiliates.

(b)   [Intentionally omitted].

(c)   “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Pittsburgh, Pennsylvania or Fort Worth, Texas.

(d)   “Effective Time” means 12:01 a.m. local time where the Assets are located on June 1, 2006.

(e)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)    “Exploration Agreement” has the meaning given to such term in the Purchase Agreement.

(g)   “Exploration Agreement PMOG Area” has the meaning given to such term in the Purchase Agreement.

(h)   “Governmental Authority” means any government and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities.

(i)    “Hydrocarbons” means all oil, gas, coalbed methane gas and other associated hydrocarbons.

(j)    “Laws” means all laws, statutes, rules, regulations, ordinances, orders, requirements and codes of Governmental Authorities.

(k)   “New Lease” has the meaning given to such term in the Purchase Agreement.

(l)    “Nora Field” has the same meaning as the term “AMI” in the Operating Agreement (as defined in the Purchase Agreement).

(m)  “Nora-T Line” means the pipeline depicted on Exhibit K.

(n)   “Original Lease” has the meaning given to such term in the Purchase Agreement.

(o)   “Party Lawsuit” means the ongoing litigation and claims in the action styled as Pine Mountain Oil & Gas, Inc. v. Equitable Production Company, USDC WD Va, Abingdon Division, CA No. 1:05CV095 (including the related September 22, 2005 arbitration proceeding).

(p)   “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(q)   “Purchase Agreement” means that certain Purchase and Sale Agreement of even date herewith between EPC and PMOG.

(r)    “Records” means all gathering and transportation files, compression files, land files and surveys, Contract files and all other books, records, data, files, maps and accounting records to the extent relating primarily to the Assets, excluding however, (A) any record to the extent that: (1) disclosure or transfer of such record is restricted by any third-party agreement or applicable Law, (2) Equitable is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such disclosure restriction (provided that Equitable shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver) and (3) the failure to obtain such waiver or satisfy such disclosure restriction would cause a termination of such instrument or a material impairment of the rights thereunder; (B) computer software; (C) all legal records and legal files of Equitable (other than (x) title opinions and (y) Contracts) and all other work product of and attorney-client communications with any of Equitable’s legal counsel; (D) records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons; (E) any other records to the extent constituting Excluded Assets; and (F) contracts and agreements of no further force and effect as of the Effective Time.

(s)   “SEC” means the U.S. Securities and Exchange Commission.

(t)    “Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

(u)   “Tax” means all taxes, including income tax, surtax, remittance tax, presumptive tax, net worth tax, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other assessments, duties, fees, or levies imposed by a Governmental Authority, together with any interest, fine or penalty thereon, or addition thereto.

(v)   “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.

(w)  “Transfer Taxes” means all transfer, sales, use, documentary, stamp duty, conveyance and other similar Taxes, duties, fees or charges.

Section 1.5            Effective Time; Proration of Costs and Revenues.

(a)   Title and interest in and to the Assets shall be transferred from Equitable to the Company at the Closing, but certain financial benefits and burdens in respect of the Assets shall be transferred effective as of the Effective Time, as described below.

(b)   The Company shall be entitled to all income, proceeds, receipts and credits earned with respect to the Assets on and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred on and after the Effective Time (provided that the Company’s entitlement to income, proceeds, receipts and credits earned with respect to, and responsibility for and entitlement to refunds with respect to Property Costs relating to, certain of the Assets shall be adjusted as of Closing in the manner described in Section 2.2).  For the purpose of determining the amount of gathering fees to be included as income under this Section 1.5(b) with respect to volumes of gas produced by any member of the Company or any of its Affiliates, it shall be assumed that the Gathering Agreement was effective as of the Effective Time.  Equitable shall be entitled to all income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time (provided that Equitable’s entitlement to income, proceeds, receipts and credits earned with respect to, and responsibility for and entitlement to refunds with respect to Property Costs relating to, certain of the Assets shall be adjusted as of Closing in the manner described in Section 2.2).  “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with United States generally accepted accounting principles (as published by the Financial Accounting Standards Board).  Surface use fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and at or after the Effective Time, except that production, severance and similar Taxes based upon revenues generated by the Assets shall be prorated based on the amount of revenues generated by the Assets before, or at and after the Effective Time.  In each case, the Company shall be responsible for the portion allocated to the period on and after the Effective Time and Equitable shall be responsible for the portion allocated to the period before the Effective Time.

(c)   “Property Costs” means all operating expenses (including costs of insurance and ad valorem, property and similar Taxes based upon or measured by the ownership or operation of the Assets, but excluding any other Taxes), capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs in each case as would have been charged to the Assets under the limited liability company agreement of the Company assuming it was in effect at all times during the period between the Effective Time and Closing.

Section 1.6            Intentions of the Parties.  The Parties acknowledge that the description of the Gathering Assets comprising the Nora Gas Gathering System (including the Nora-T Line) as provided on Exhibit A-1 may be incomplete, including with respect to easements, servitudes, rights-of-way, surface leases and other surface rights and the plat of such system, and the Parties may amend Exhibit A-1 prior to the Closing Date in order to more fully describe the Gathering Assets (it being acknowledged by the Parties that the Gathering Assets are intended to cover all of Equitable’s and its Affiliates’ interests in and to their currently existing natural gas gathering system and related assets, other than the Excluded Assets and as set forth in the following sentence, located within the Nora Field including any currently existing sections of the Nora Gas Gathering System extending beyond the Nora Field that service wells in the Nora Field).  Notwithstanding the foregoing, the Parties further acknowledge that the Gathering Assets do not include any gas gathering system, facilities, compressors, pipelines, pig and other stations, Easements, or other assets and interests of EPC or EGEL in the separate gathering system commonly known as the Roaring Fork Gas Gathering System located within and outside of the Nora Field, which system is used as of the date hereof in connection with the transportation of Hydrocarbons produced from the wells listed on Exhibit A-4, among other wells.

ARTICLE 2
CASH CONTRIBUTION, DISTRIBUTIONS AND LOANS

Section 2.1            Cash Contribution.  On the terms contained in this Agreement, PMOG agrees to contribute to the Company at the Closing an amount of cash equal to Fifty-Three Million Sixty Five Thousand One Hundred Seventy Six Dollars and Thirteen Cents (US$53,065,176.13) (as adjusted pursuant to Section 3.4 and Section 3.5, the “Cash Contribution”), to be applied as set forth in Section 2.3.  Additionally, on the terms and conditions contained in this Agreement, PMOG agrees to contribute to the Company and the Company agrees to accept from PMOG, PMOG’s right, title and interest (if any) in and to the gas gathering system, facilities, compressors and pipelines described on Exhibit A-1, excluding any interest that PMOG owns in its capacity as the lessor under the Original Lease or the New Lease or as Grantor under the New Easement Agreement.  As consideration for the contribution of such assets and the Cash Contribution, the Company shall issue to PMOG a fifty percent (50%) membership interest in the Company.

Section 2.2            Effective Time Adjustment.

(a)   Not later than five (5) Business Days prior to the Closing Date, Equitable shall prepare in good faith, using the best information available to Equitable, and deliver to PMOG a preliminary settlement statement setting forth an estimated calculation of the net amount received (or paid) by Equitable for the account of the Company pursuant to Section 1.5(b) (such net amount being called herein the “Effective Time Adjustment.  Such statement shall show the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items attributable to the period of time from and after the Effective Time and PMOG shall review such preliminary settlement statement and discuss with Equitable any changes necessary thereto.  The Parties shall use their reasonable efforts exercised in good faith to agree upon such preliminary settlement statement as of Closing.  An amount equal to eighty percent (80%) of the estimated Effective Time Adjustment, set forth in the preliminary settlement statement mutually agreed to by the Parties in accordance with this Section 2.2(a), shall constitute the dollar amount to be contributed by PMOG to the Company at the Closing (the “Closing Payment”), together with the Cash Contribution to be contributed by PMOG at Closing.

(b)   As soon as reasonably practicable after the Closing, but not later than the one hundred and twentieth (120th) day following the Closing Date, Equitable shall prepare in good faith, using the best information available to Equitable, and deliver to PMOG a statement setting forth the final calculation of the Effective Time Adjustment and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items attributable to the period of time from and after the Effective Time and shall supply reasonable documentation available to support any such credits, charges, receipts or other items.  As soon as reasonably practicable but not later than the thirtieth (30th) day following receipt of Equitable’s statement hereunder, PMOG shall deliver to Equitable a written report containing any changes that PMOG proposes be made to such statement.  Equitable and PMOG shall undertake to agree on the amount of the actual Effective Time Adjustment no later than one hundred and eighty (180) days after the Closing Date.  In the event that such Parties cannot reach agreement within such period of time, either Equitable or PMOG may refer the remaining matters in dispute to Ernst & Young LLP, or if Ernst & Young LLP is unable or unwilling to perform its obligations under this Section 2.2(b), such other nationally-recognized independent accounting firm as may be accepted by Equitable and PMOG, for review and final determination.  The accounting firm shall conduct the arbitration proceedings in Pittsburgh, Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date hereof, to the extent such rules do not conflict with the terms of this Section 2.2(b).  The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal.  In determining the proper amount of the Effective Time Adjustment, the accounting firm shall not increase the Effective Time Adjustment more than the increase proposed by Equitable nor decrease the Effective Time Adjustment more than the decrease proposed by PMOG, as applicable.  The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Equitable or PMOG and may not award damages or penalties.  Equitable and PMOG shall each bear its own legal fees and other costs of presenting its case.  Equitable and PMOG shall bear one-half of the costs and expenses of the accounting firm.  Within ten (10) days after the earlier of (i) the expiration of PMOG’s thirty (30) day review period without delivery of any written report or (ii) the date on which the Equitable and PMOG, or the accounting firm, as applicable, finally determine the actual Effective Time Adjustment, (A) Equitable shall contribute to the Company an amount of cash equal to the amount by which the estimated Effective Time Adjustment exceeds the actual Effective Time Adjustment; or (B) PMOG shall contribute to the Company an amount of cash equal to eighty percent (80%) of the amount by which the actual Effective Time Adjustment exceeds the estimated Effective Time Adjustment.

(c)   The adjustment described in Section 2.2(a) shall serve to satisfy up to the amount of the adjustment (i) the Company’s entitlement under Section 1.5 to income, proceeds, receipts and credits earned with respect to the Assets between the Effective Time and the Closing (and the Company shall not have any separate rights to receive any income, proceeds, receipts and credits with respect to which an adjustment has been made) and (ii) the Company’s obligation under Section 1.5 to pay Property Costs attributable to the ownership and operation of the Assets which are incurred between the Effective Time and the Closing (and the Company shall not be separately obligated to pay for any Property Costs with respect to which an adjustment has been made).

Section 2.3            Cash Distributions and Loans.  At the Closing, the Company shall:

(a)   Distribute an amount equal to twenty percent (20%) of the sum of Sixty-Six Million Three Hundred Thirty One Thousand Four Hundred Seventy Dollars and Sixteen Cents (US$66,331,470.16) and the Effective Time Adjustment to EGEL; and

(b)   Loan the remaining amount of cash contributed to the Company hereunder to ET Blue Grass Company, with such loan to be entered by a separate note in substantially the form attached hereto as Exhibit E, which loan shall be repaid prior to the Company requiring any capital contribution by PMOG or Equitable under the LLC Agreement.

Section 2.4            Capital Account Balances.  Following the completion of the contributions by Equitable and PMOG, the distribution to EGEL pursuant to Section 2.3(a) and the other actions taken pursuant to Section 2.3, the respective capital account balances of EGEL and PMOG shall be equal.

ARTICLE 3
TITLE MATTERS

Section 3.1          Title.

(a)   The Conveyance shall contain a special warranty of title against every Person lawfully claiming or to claim the interest to be conveyed by Equitable to the Company or any part thereof by, through and under Equitable and its Affiliates, but not otherwise, subject to Permitted Encumbrances, but shall otherwise be without warranty of title, express, implied or statutory, except that the Conveyance shall transfer to the Company all rights or actions on title warranties given or made by Equitable’s predecessors (other than Affiliates of Equitable), to the extent Equitable may legally transfer such rights.

(b)   Notwithstanding anything to the contrary in Section 3.1(a) and the Conveyance, Section 3.3 shall provide PMOG’s and the Company’s exclusive remedy in respect of Asserted Title Defects reported in accordance with this Article 3.  Neither PMOG nor the Company shall be entitled to make any claims against Equitable or any of its Affiliates under Equitable’s special warranty of title in the Conveyance against any such Asserted Title Defect.

Section 3.2          Definitions of Defensible Title and Permitted Encumbrances.

(a)   As used in this Agreement with respect to the Assets, the term “Defensible Title” means marketable title in southwestern Virginia, free and clear of all liens, charges, encumbrances, irregularities or other defects (“Encumbrances”) other than Permitted Encumbrances.  The term “Title Defect” means, as applicable, (i) any Encumbrance that would cause Equitable not to have Defensible Title or (ii) other than with respect to the lands covered by the Original Lease or any Exploration Agreement PMOG Area, the lack of easements or other agreements covering the continuous length of each pipeline included in the Assets allowing for the transportation of the Hydrocarbons as currently transported through such pipeline.  The term “Asserted Title Defect” means a Title Defect reported by PMOG or the Company pursuant to Section 3.3 hereof.

(b)   As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:

(i)            all Contracts;

(ii)           Preferential Rights;

(iii)          third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by Equitable from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which are expressly not required to be satisfied prior to a transfer;

(iv)          liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and listed on Exhibit A-5;

(v)           materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions and listed on Exhibit A-6;

(vi)          all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of easements, rights of way, licenses, gathering facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(vii)         rights of reassignment arising upon final intention to abandon or release any easement or right of way;

(viii)        with regard to lands covered by the Original Lease or included in the Exploration Agreement PMOG Area and to the extent not created by, through or under Equitable: easements, rights-of-way, servitudes, permits and other rights in respect of surface and subsurface operations and any rights related to coal, coal seams or coal mining, whether statutory or otherwise, other than rights to explore for, develop and produce coalbed methane;

(ix)           with regard to lands not covered by the Original Lease or included in the Exploration Agreement PMOG Area: easements, rights-of-way, servitudes, permits and other rights in respect of surface and subsurface operations which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating assets similar to the Assets in the Appalachian Basin;

(x)            all rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Authority;

(xi)           any Encumbrance which is discharged by Equitable at or prior to Closing;

(xii)          with respect to the easements, rights of way and other rights over, under or through any lands and properties owned by PMOG or its Affiliates, any Encumbrance or imperfection in title other than those Encumbrances or imperfections in title arising by, through or under Equitable or its Affiliates;

(xiii)         any matters shown on Exhibit F; and

(xiv)        any other Encumbrances which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use, ownership or operation of the Assets subject thereto or affected thereby (as currently used, owned or operated) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating gathering system or pipeline assets in the Appalachian Basin.

Section 3.3          Notice of Asserted Title Defects; Defect Adjustments.

(a)   To assert a claim of a Title Defect prior to Closing, PMOG must deliver a claim notice to Equitable on or before 5:00 p.m. EDT on April 25, 2007 (the “Title Claim Date”), except as otherwise provided under Section 3.4 or Section 3.5; provided that PMOG agrees to furnish Equitable at the end of every week period following the execution of this Agreement and prior to the Title Claim Date with a claim notice if any officer of PMOG or its Affiliates discovers or learns of any Title Defect during such  period.  Each such notice shall be in writing and shall include (i) a description of the Asserted Title Defect(s), (ii) the Assets affected, (iii) supporting documents reasonably necessary for Equitable (as well as any title attorney or examiner hired by Equitable) to verify the existence of such Asserted Title Defect(s) and (iv) the amount by which PMOG reasonably believes the value of those Assets is reduced by such Asserted Title

Defect(s) and the computations and information upon which PMOG’s belief is based.  Subject to the Company’s rights under the special warranty of title described in Section 3.1(a) and its and PMOG’s rights with respect to any breach of Equitable’s covenant under Section 7.10(f), PMOG and the Company shall be deemed to have waived all Title Defects of which Equitable has not been given notice on or before the Title Claim Date.

(b)   In the event that PMOG notifies Equitable of a Title Defect before the Title Claim Date, Equitable shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Asserted Title Defects of which it has been notified by PMOG.  If Equitable so elects to cure or remove any Asserted Title Defect, PMOG shall use commercially reasonable efforts to cooperate with Equitable’s efforts to cure or remove such Asserted Title Defect.  If prior to Closing, Equitable has been unable to cure or remove any Asserted Title Defect, then Equitable and PMOG mutually shall elect to have one of the following options apply:

(i)            Remove the Assets subject to such Asserted Title Defect from the transaction contemplated by this Agreement, if the operation of Gathering Assets (taken as a whole) would not be materially impaired thereby.  Such removed Assets shall not be assigned at the Closing, shall become “Excluded Assets” for all purposes hereunder and the Cash Contribution shall be reduced by an amount equal to the value for such Assets.

(ii)           Assign the Assets subject to the Asserted Title Defect to the Company at Closing, and defend, indemnify and hold the Company, the successors, assigns and Affiliates of the Company, PMOG and PMOG’s Affiliates harmless from and against all Damages that arise out of or that any such Person may suffer as a result of such Asserted Title Defect pursuant to a form of indemnity agreement mutually agreeable to the Parties.

(iii)          Assign the Assets subject to the Asserted Title Defect to the Company at Closing, and reduce the Cash Contribution in accordance with Section 3.3(c).

(c)   The Cash Contribution shall be reduced by an amount (the “Asserted Title Defect Amount”) equal to the reduction in the value for the Assets subject to an uncured Asserted Title Defect, which reduction is caused by such uncured Asserted Title Defect as determined pursuant to Section 3.3(e); provided that no reduction shall be made in the Cash Contribution with respect to any Asserted Title Defect for which an election has been made pursuant to Section 3.3(b)(ii).

(d)   Except for the Company’s rights under the special warranty of title described in Section 3.1(a) and its and PMOG’s rights with respect to any breach of Equitable’s covenant under Section 7.10(f), Section 3.3(c) shall, to the fullest extent permitted by applicable Laws, be the exclusive right and remedy of PMOG and the Company against Equitable or its Affiliates with respect to any Title Defect attributable to the Assets.

(e)   The Asserted Title Defect Amount resulting from an Asserted Title Defect shall be determined as follows:

(i)            If PMOG and Equitable agree on the Asserted Title Defect Amount, that amount shall be the Asserted Title Defect Amount;

(ii)           If the Asserted Title Defect is an Encumbrance which is undisputed and liquidated in amount, then the Asserted Title Defect Amount shall be the amount necessary to be paid to remove the Asserted Title Defect from the affected Assets;

(iii)          If the Asserted Title Defect represents an Encumbrance of a type not described in subsections (i) or (ii) above, the Asserted Title Defect Amount shall be determined by taking into account the value of the Assets so affected, the portion of the Assets affected by the Asserted Title Defect, the legal effect of the Asserted Title Defect, the potential economic effect of the Asserted Title Defect over the life of the affected Assets, the values placed upon the Asserted Title Defect by PMOG and Equitable and such other factors as are necessary to make a proper evaluation;

(iv)          Notwithstanding anything to the contrary in this Article 3, except for adjustments required by Section 3.4 or Section 3.5, there shall be no Cash Contribution adjustment for Asserted Title Defects unless and until the aggregate Asserted Title Defect Amounts for all Assets for which claim notices were timely delivered pursuant to Section 3.3(a) exceed Three Hundred Fifty Thousand Dollars (US$350,000.00), and then only to the extent that the aggregate Asserted Title Defect Amounts exceed Three Hundred Fifty Thousand Dollars (US$350,000.00);

(v)           If an Asserted Title Defect of the type not described in subsections (i) or (ii) above is reasonably susceptible of being cured, the Asserted Title Defect Amount determined under subsections (iii) above shall not be greater than the lesser of (1) the reasonable cost and expense of curing such Asserted Title Defect or (2) the share of such curative work cost and expense which is allocated to such Assets pursuant to subsection (vi) below; and

(vi)          The Asserted Title Defect Amount with respect to an Asset shall be determined without duplication of any costs or losses (A) included in another Asserted Title Defect Amount hereunder or (B) included in a casualty loss under Section 3.5.  To the extent that the cost to cure any Asserted Title Defect will result in the curing of all or a part of one or more other Asserted Title Defects, such cost of cure shall be allocated for purposes of Section 3.3(e)(v) among the Assets so affected on a fair and reasonable basis.

(f)    Equitable and PMOG shall attempt to agree on all Asserted Title Defects and Asserted Title Defect Amounts by two (2) Business Days prior to the Closing Date.  If Equitable and PMOG are unable to agree by that date, the average of Equitable’s and PMOG’s estimates with respect to the Asserted Title Defect Amounts for the Asserted Title Defects shall be used to determine the Effective Time Adjustment pursuant to Section 2.2, and all Asserted Title Defects and Asserted Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.3(f).  During the ten (10) Business Day period following the Closing Date, Asserted Title Defects and Asserted Title Defect Amounts in dispute shall be submitted to an attorney with at least ten (10) years of experience in oil and gas and pipeline titles in the southwestern Virginia as selected by mutual agreement of PMOG and Equitable (the “Title Arbitrator”).  The arbitration proceeding shall be held in Pittsburgh, Pennsylvania and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date hereof, to the extent such rules do not conflict with the terms of this Section 3.3(f).  The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.3(e) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination.  Additionally, with the prior written consent of PMOG and Equitable, the Title Arbitrator may consult with and engage disinterested third parties to advise the Title Arbitrator, including title attorneys from other states and petroleum engineers.  In no event shall any Asserted Title Defect Amount exceed the estimate given by PMOG in its claim notice delivered in accordance with Section 3.3(a).  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Asserted Title Defects and Asserted Title Defect Amounts submitted by either PMOG or Equitable and may not award damages, interest or penalties to either PMOG or Equitable with respect to any matter.  Equitable and PMOG shall each bear its own legal fees and other costs of presenting its case.  Each of Equitable and PMOG shall bear one-half of the costs and expenses of the Title Arbitrator.

Section 3.4            Consents to Assignment and Preferential Rights to Purchase.

(a)   Equitable will use reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all Assets, the names and addresses of all parties holding Preferential Rights and Consents applicable to the transactions contemplated hereby.  In attempting to identify the names and addresses of such parties holding such Preferential Rights and Consents, Equitable shall in no event be obligated to go beyond its own records.  Equitable will request, from the parties so identified (and from any parties identified by PMOG prior to Closing who have Preferential Rights or from whom a Consent may be required), in accordance with the documents creating such rights, execution of waivers of Preferential Rights or Consents so identified.  Equitable shall have no obligation other than to identify such Preferential Rights and Consents and to so request such execution of waivers of Preferential Rights and Consents (including, without limitation, Equitable shall have no obligation to assure that such waivers of Preferential Rights and Consents are obtained).

(b)   With respect to Preferential Rights but not Consents, if a Person from whom a waiver of a Preferential Right is requested refuses to give such waiver prior to Closing, the interest in the Asset subject to such Preferential Right will be excluded from the transaction contemplated hereby, such interest in such Asset will become an “Excluded Asset” for all purposes hereunder (except in the case of any subsequent transfer of such interest in such Asset to PMOG pursuant to the following sentence) and the Cash Contribution will be adjusted downward by the value (proportionately reduced to the excluded interest) for such interest in such Asset.  If within ninety (90) days following Closing, such holder does waive its Preferential Right, then PMOG agrees that, within five (5) days following Equitable’s notice thereof, the Parties hereto will conduct a subsequent Closing (in accordance with same terms hereof) for the purchase and sale of such Excluded Asset.

(c)   If (i) an Asset is subject to a Consent that prohibits the transfer of such Asset without compliance with the provisions of such Consent, (ii) the failure to comply with or obtain such Consent will result in a termination or other material impairment of any rights in relation to such Asset, (iii) such Consent is not obtained or complied with prior to the Closing and (iv) the absence of such Asset would not materially impair the operations of the Gathering Assets (taken as a whole), then unless otherwise agreed to by PMOG and Equitable, the Asset or portion thereof affected by such Consent will be excluded from the transactions contemplated hereby, such Asset will become an “Excluded Asset” for all purposes hereunder (except in the case of any subsequent transfer of such Asset to PMOG pursuant to the following sentence), and the Cash Contribution will be adjusted downward by the agreed upon value for such Asset.  If within ninety (90) days following Closing such Consent is obtained or otherwise complied with, then PMOG agrees that, within five (5) days following Equitable’s notice thereof, the Parties hereto will conduct a subsequent Closing (in accordance with the same terms hereof) for the purchase and sale of such excluded Asset.

(d)   To the extent that the consent of PMOG with respect to the assignment of the Assets contemplated hereby is required under any agreement or arrangement, as of the Closing, PMOG hereby irrevocably grants such consent.

Section 3.5            Casualty or Condemnation Loss.  Subject to the provisions of Section 8.1(e) and Section 8.2(f) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, PMOG and the Company shall nevertheless be required to close and the Parties mutually shall elect prior to Closing one of the following options: (i) to have Equitable cause the Assets affected by any casualty to be repaired or restored, at Equitable’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to have Equitable indemnify the Company, PMOG, and their respective Affiliates through a document reasonably acceptable to Equitable and PMOG against any costs or expenses that such

Person reasonably incurs to repair the Assets subject to any casualty or (iii) to treat such casualty or taking as an Asserted Title Defect with respect to the affected Assets under Section 3.3; provided that in no event shall such Asserted Title Defect be subject to the provisions of Section 3.3(e)(iv) hereof.  In each case, Equitable shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent Equitable and PMOG otherwise agree in writing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF EQUITABLE

Section 4.1          Disclaimers.

(a)   Except as expressly set forth in Article 3, Article 4, Article 6, in the certificates delivered by Equitable at Closing pursuant to Section 9.2(b) and Section 9.2(c) or in the Conveyance, (i) Equitable makes no representations or warranties, express or implied, with respect to the Assets or the transactions contemplated hereby and (ii) Equitable expressly disclaims all liability and responsibility for any representation, warranty, statement or information with respect to the Assets or the transactions contemplated hereby made or communicated (orally or in writing) to PMOG or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to PMOG by any officer, director, employee, agent, consultant, representative or advisor of Equitable or any of its Affiliates).

(b)   EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3, ARTICLE 4, ARTICLE 6, IN THE CERTIFICATES DELIVERED BY EQUITABLE AT CLOSING PURSUANT TO SECTIONS 9.2(b) AND 9.2(c) OR IN THE CONVEYANCE, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EQUITABLE EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (IV) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PMOG OR THE COMPANY OR THEIR RESPECTIVE AFFILIATES, OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3, ARTICLE 4,

ARTICLE 6, IN THE CERTIFICATES DELIVERED BY EQUITABLE AT CLOSING PURSUANT TO SECTIONS 9.2(b) AND 9.2(c) AND IN THE CONVEYANCE, PMOG AND THE COMPANY HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PMOG AND THE COMPANY DEEM APPROPRIATE, THE COMPANY IS RECEIVING THE ASSETS, EQUIPMENT AND ALL OTHER TANGIBLE PROPERTY IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS.

(c)   Any representation “to the knowledge of Equitable” or “to Equitable’s knowledge” is limited to matters within the actual conscious awareness of Ted O’Brien, Lester Zitkus, Andy Murphy, Shawn Posey, John Centofanti, Chris Akers, Matt Ankrum and Phil Elliott.

(d)   Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect.  Matters may be disclosed on a schedule for purposes of information only.  As used herein, “Material Adverse Effect” means any change, inaccuracy, circumstance, event, result, occurrence, condition or an act (each, an “Event”) that has had or could reasonably be expected to have a material adverse effect on the ownership, operation or value of the Assets, taken as a whole or the ability of Equitable or PMOG, as applicable, to consummate the transactions contemplated hereby or meet its obligations under this Agreement and the documents to be executed hereunder; provided, however, that “Material Adverse Effect” shall not include Events resulting from general changes in Hydrocarbon prices; general changes in the Hydrocarbon exploration and production industry or general economic or political conditions; civil unrest, insurrection or similar disorders; or changes in Laws.

(e)   Subject to the foregoing provisions of this Section 4.1 and the other terms and conditions of this Agreement, Equitable represents and warrants to PMOG and the Company the matters set out in the remainder of this Article 4.

Section 4.2          EPC.

(a)   Existence and Qualification.  EPC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business as a foreign corporation in the Commonwealth of Virginia.

(b)   Power.  EPC has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by EPC at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c)   Authorization and Enforceability.  The execution, delivery and performance of this Agreement by EPC (and all documents required to be executed and delivered by EPC at Closing) and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of EPC.  This Agreement has been duly executed and delivered by EPC (and all documents required to be executed and delivered by EPC at Closing shall be duly executed and delivered by EPC) and this Agreement constitutes (and at the Closing such documents shall constitute) the valid and binding obligations of EPC, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(d)   No Conflicts.  The execution, delivery and performance of this Agreement by EPC (and all documents required to be executed and delivered by EPC at Closing), and the consummation of the transactions contemplated by this Agreement (and by such documents) shall not (i) violate any provision of the certificate of incorporation or bylaws of EPC, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, license or agreement to which EPC is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to EPC as a party in interest, or (iv) violate any Laws applicable to EPC or any of the Assets, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect or as set forth on Schedule 4.2(d) and except for compliance with the HSR Act.

Section 4.3          EGEL.

(a)   Existence and Qualification.  EGEL is a limited liability company duly organized, and validly existing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited liability company in the Commonwealth of Virginia.

(b)   Power.  EGEL has the limited liability company power to enter into and perform this Agreement (and all documents required to be executed and delivered by EGEL at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c)   Authorization and Enforceability.  The execution, delivery and performance of this Agreement by EGEL (and all documents required to be executed and delivered by EGEL at Closing) and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of EGEL.  This Agreement has been duly executed and delivered by EGEL (and all documents required to be executed and delivered by EGEL at Closing shall be duly executed and delivered by EGEL) and this Agreement constitutes (and at the Closing such documents shall constitute) the valid and binding obligations of EGEL, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(d)   No Conflicts.  The execution, delivery and performance of this Agreement by EGEL (and all documents required to be executed and delivered by EGEL at Closing), and the consummation of the transactions contemplated by this Agreement (and by such documents) shall not (i) violate any provision of the certificate of formation or limited liability company agreement of EGEL, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, license or agreement to which EGEL is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to EGEL as a party in interest, or (iv) violate any Laws applicable to EGEL or any of the Assets, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect or as set forth on Schedule 4.3(d) and except for compliance with the HSR Act.

Section 4.4            Liability for Brokers’ Fees.  Neither PMOG nor the Company shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Equitable or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 4.5            Consents, Approvals or Waivers.  Except (a) for preferential rights (collectively “Preferential Rights”) to purchase and other provisions restricting assignment without consent (“Consents”) which would be applicable to the transactions contemplated hereby that are set forth on Schedule 4.5 (the “Scheduled Transfer Requirements”), (b) as would not, individually or in the aggregate, have a Material Adverse Effect, (c) for approvals customarily obtained from a Governmental Authority post-Closing, and (d) for compliance with the HSR Act, neither the execution and delivery of this Agreement (nor any documents required to be executed by Equitable at Closing), nor the consummation of the transactions contemplated hereby nor thereby, nor the compliance with the terms hereof nor thereof, (in each case) by Equitable will (i) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise to (with or without the giving of notice or the passage of time or both) any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any lease, contract, agreement, or other instrument or obligation to which Equitable is a party or by which Equitable or any of the Assets may be bound or (ii) violate any applicable Law binding upon Equitable or the Assets.  Except (x) for the Scheduled Transfer Requirements (y) for approvals customarily obtained from a Governmental Authority post-Closing, and (z) for compliance with the HSR Act, the execution of this Agreement by Equitable and the consummation of the transactions contemplated hereby by Equitable will not require any material consent, approval or waiver of any Governmental Authority or other third Person, or create a right in favor of any Person to purchase all or any material part of the Assets.

Section 4.6            Litigation.  Except as disclosed on Schedule 4.6A or Schedule 4.6B and except for the Party Lawsuit, there are no actions, suits or proceedings pending, or to Equitable’s knowledge, threatened in writing, by or before any Governmental Authority or arbitrator with respect to the Assets or Equitable’s or any of its Affiliates’ ownership, operation or use thereof.  To Equitable’s knowledge, no written notice from any third Person (including any Governmental Authority) claiming material Damages or any material breach of duty of care has been received by Equitable or any of its Affiliates relating to the Assets or Equitable’s or any of its Affiliate’s ownership, operation or use thereof, except for the suits, actions and proceedings set forth in Schedule 4.6A or Schedule 4.6B and the Party Lawsuit.

Section 4.7            Taxes.  Except as disclosed on Schedule 4.7: (i) all material Tax Returns required to be filed with respect to the Assets have been duly and timely filed; (ii) each such Tax Return is in all material respects true, correct and complete; (iii) all material Taxes owed with respect to the Assets have been timely paid in full; (iv) there are no Encumbrances for Taxes on any of the Assets other than Permitted Encumbrances; (v) there is no outstanding dispute or claim concerning any material Taxes with respect to the Assets, and to Equitable’s knowledge no assessment, deficiency or adjustment has been asserted or proposed with respect thereto; and (vi) to Equitable’s knowledge, all of the Assets have been properly listed and described on the property tax rolls for the taxing units in which such Assets are located and no portion of the Assets constitutes omitted property for property tax purposes.

Section 4.8            Environmental Laws.  To Equitable’s knowledge, Equitable and its Affiliates have complied in all respects with, and the operation of the Assets has been in compliance in all respects with, all applicable Laws relating to the environment (“Environmental Laws”), except such failures to comply as, individually or in the aggregate, would not have a Material Adverse Effect.  Except for contamination that would not, individually or in the aggregate, have a Material Adverse Effect, to Equitable’s knowledge there has been no contamination of groundwater, surface water or soil resulting from activities relating to the Assets, which requires remediation under applicable Environmental Laws.

Section 4.9            Compliance with Laws.  Except with respect to Environmental Laws, which are addressed in Section 4.8, and except as disclosed on Schedule 4.9, to Equitable’s knowledge, Equitable and its Affiliates have complied in all respects with, and the Assets have been operated and maintained in compliance in all respects with, all applicable Laws, except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.10         Contracts.  Neither Equitable, nor to the knowledge of Equitable, any other Person is in default under any Contract, except as disclosed on Schedule 4.10 and except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  Except as disclosed on Schedule 4.10, there are (a) no gathering agreements with third Persons for Hydrocarbons to be transported on the Gathering Assets or (b) material contracts or other material agreements included in or directly related to the operation of or title to the Assets.

Section 4.11         Permits, etc..  To Equitable’s knowledge, except as disclosed on Schedule 4.11, Equitable has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Permits”) that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated. To Equitable’s knowledge, except as disclosed in Schedule 4.11, (a) the Assets have been operated in all material respects in accordance with the conditions and provisions of such Governmental Permits, and (b) no written notices of material violation of such Governmental Permits have been received by Equitable or its Affiliates.

Section 4.12         Outstanding Capital Commitments.  As of the date hereof, Equitable has made no commitments to third Persons to make capital expenditures which are binding on the Assets or the owner thereof and which Equitable reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time other than those reflected in the capital budget included as Schedule 4.12.

Section 4.13         Abandonment.  Since the Effective Time through the date of this Agreement, Equitable has not abandoned, and is not in the process of abandoning, any physical Assets (nor has it removed, nor is it in the process of removing, any material items of personal property located upon the Assets, except those replaced by items of substantially equivalent suitability and value).  Except as set forth in Schedule 4.13 or as otherwise would not have a Material Adverse Effect, there are no pipelines or gathering facilities located on the real property included in the Assets that Equitable is currently required by Law or by Contract to remove or abandon.

Section 4.14       Condition of Equipment, etc.  Except as set forth in Schedule 4.14, to the knowledge of Equitable, all pipelines, fixtures, facilities and equipment included in the Assets have been maintained in all material respects in a state of adequate repair consistent with industry standards in the Appalachian Basin and are otherwise generally adequate for the normal operation thereof.

Section 4.15       Payments of Property Costs.  All Property Costs and other payments due in connection with the ownership and operation of the Assets have been properly and correctly paid for in all material respects by Equitable.

Section 4.16       Absence of Certain Events.  Except as disclosed on Schedule 4.16 or as contemplated by this Agreement, since the Effective Time, there has not been any damage, destruction or loss, whether covered by insurance or not, with respect to the Assets that has had or is reasonably likely to have a Material Adverse Effect.

Section 4.17       Regulatory Matters.  To Equitable’s knowledge, no consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978,

as amended for which the failure to obtain such consent would be reasonably expected to have a Material Adverse Effect.  Equitable is not and the Company will not be a natural gas company within the jurisdiction of the Natural Gas Act of 1938 (assuming that the fact that PMOG will be a member of the Company will not cause the Company to be a natural gas company within the jurisdiction of the Natural Gas Act of 1938).

Section 4.18       Information.  To Equitable’s knowledge, Equitable has complied in all material respects with PMOG’s requests for supporting documentation and information relating to the transactions contemplated by this Agreement to the extent Equitable has such documentation or information in Equitable’s or its Affiliates’ possession or control.

Section 4.19       Sole Member.  EGEL is the sole member of the Company prior to the issuance of membership interests therein to PMOG and EGEL pursuant to the terms hereof.  The Company currently has no assets or liabilities.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PMOG

PMOG represents and warrants to Equitable and the Company the following:

Section 5.1          Existence and Qualification.  PMOG is a corporation organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia.

Section 5.2          Power.  PMOG has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by PMOG at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 5.3          Authorization and Enforceability.  The execution, delivery and performance of this Agreement by PMOG (and all documents required to be executed and delivered by PMOG at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of PMOG.  This Agreement has been duly executed and delivered by PMOG (and all documents required to be executed and delivered by PMOG at Closing will be duly executed and delivered by PMOG) and this Agreement constitutes (and at the Closing such documents will constitute) the valid and binding obligations of PMOG, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.4          No Conflicts.  The execution, delivery and performance of this Agreement by PMOG (and all documents required to be executed and delivered by PMOG at Closing), and the consummation of the transactions contemplated by this Agreement (and by such documents) will not (a) violate any provision of the certificate of incorporation or bylaws of PMOG, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, license or agreement to which PMOG is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to PMOG as a party in interest, or (d) violate any Law applicable to PMOG or any of its assets, except any matters described in clauses (b), (c) or (d) above which would not have a material adverse effect on PMOG’s ability to consummate the transactions contemplated hereby and except for compliance with the HSR Act.

Section 5.5          Liability for Brokers’ Fees.  Neither Equitable nor the Company shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of PMOG or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 5.6          Consents, Approvals or Waivers.  Except for compliance with the HSR Act, neither the execution and delivery of this Agreement (nor any documents required to be executed by PMOG at Closing), nor the consummation of the transactions contemplated hereby nor thereby, nor the compliance with the terms hereof nor thereof (in each case, by PMOG), will (a) be subject to obtaining any consent, approval, or waiver from any Governmental Authority or other third Person, or (b) except as would not, individually or in the aggregate, have a material adverse effect on PMOG’s ability to consummate the transactions contemplated hereby, violate any applicable Law binding upon PMOG.

Section 5.7          Litigation.  Except for the Party Lawsuit, there are no actions, suits or proceedings pending, or to PMOG’s knowledge, threatened in writing by or before any Governmental Authority or arbitrator against PMOG which are reasonably likely to impair PMOG’s ability to consummate the transactions contemplated hereby.

Section 5.8          Financing.  PMOG has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Cash Contribution to the Company at the Closing.

Section 5.9          Independent Investigation.  Subject to Equitable’s and the Company’s representations and warranties set forth in Article 3, Article 4 and Article 6 hereof (or in any certificate furnished or to be furnished by PMOG or the Company pursuant to this Agreement) and in the Conveyance, PMOG acknowledges and affirms that it has made (or will make prior to Closing) all such reviews and inspections of the Assets as PMOG has deemed necessary or appropriate.  Except for the representations and warranties expressly made by Equitable or the Company in Articles 3, Article 4 and Article 6 of this Agreement (or in any certificate furnished or to be furnished to PMOG or the Company pursuant to this Agreement) and in the Conveyance, PMOG acknowledges that there are no representations or warranties, express or implied, as to the Assets or prospects thereof, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, PMOG has relied solely upon its own independent investigation, verification, analysis and evaluation.

Section 5.10       Equitable Information.  To the knowledge of the officers of PMOG, as of the execution date of this Agreement, Equitable has complied in all material respects with

PMOG’s requests for supporting documentation and information relating to the transactions contemplated by this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to PMOG the following:

Section 6.1          Existence and Qualification.  The Company is a limited liability company organized and validly existing under the Laws of the State of Delaware; and the Company is duly qualified to do business as a foreign corporation in the Commonwealth of Virginia.

Section 6.2          Valid Issuance.  The offer and sale of the membership interests in the Company to EGEL and PMOG has been duly authorized by the Company and, when issued and delivered to EGEL and PMOG in accordance with the terms of this Agreement, will be validly issued in accordance with the limited liability company agreement of the Company, fully paid (to the extent required under the limited liability company agreement of the Company) and nonassessable, will not be subject to preemptive or similar rights and will be free of any and all liens other than any arising under applicable state and federal securities Laws.

Section 6.3          Power.  The Company has the limited liability company power to enter into and perform this Agreement (and all documents required to be executed and delivered by the Company at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 6.4          Authorization and Enforceability.  The execution, delivery and performance of this Agreement by the Company (and all documents required to be executed and delivered by the Company at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of the Company.  This Agreement has been duly executed and delivered by the Company (and all documents required to be executed and delivered by the Company at Closing will be duly executed and delivered by the Company) and this Agreement constitutes (and at the Closing such documents will constitute) the valid and binding obligations of the Company, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.5          No Conflicts.  The execution, delivery and performance of this Agreement by the Company (and all documents required to be executed and delivered by the Company at Closing), and the consummation of the transactions contemplated by this Agreement (and by such documents) will not (a) violate any provision of the certificate of formation or limited liability company agreement of the Company, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, license or agreement to which the Company is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to PMOG as a party in interest, or (d) violate any Law applicable to the Company or any of its assets, except any matters described in clauses (b), (c) or (d) above which would not have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby and except for compliance with the HSR Act.

Section 6.6          Consents, Approvals or Waivers.  Except for compliance with the HSR Act, neither the execution and delivery of this Agreement (nor any documents required to be executed by the Company at Closing), nor the consummation of the transactions contemplated hereby nor thereby, nor the compliance with the terms hereof nor thereof (in each case, by the Company), will (a) be subject to obtaining any consent, approval, or waiver from any Governmental Authority or other third Person, or (b) except as would not, individually or in the aggregate, have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, violate any applicable Law binding upon the Company.

Section 6.7          Litigation.  There are no actions, suits or proceedings pending, or to the Company’s knowledge, threatened in writing by or before any Governmental Authority or arbitrator against the Company which are reasonably likely to impair the Company’s ability to consummate the transactions contemplated hereby.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1          Access.  Equitable will give PMOG and its representatives access to the Assets and access to and the right to copy, at PMOG’s expense, the Records in Equitable’s possession, for the purpose of conducting an investigation of the Assets and the Company, but only to the extent that Equitable may do so without violating any obligations to any third Person; provided that Equitable shall use its commercially reasonable efforts to obtain all consents and waivers from such third Persons if necessary to permit PMOG’s access to the Assets and Records.  Such access by PMOG shall be limited to Equitable’s normal business hours, and PMOG’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.  PMOG at its option may conduct a Phase I environmental audit of any or all of the Assets, to the extent Equitable has authority to permit such an audit, provided that neither PMOG nor its representatives shall conduct any testing or sampling on or with respect to the Assets prior to Closing.

Section 7.2          Indemnity Regarding Access.  PMOG agrees to indemnify, defend and hold harmless Equitable, its Affiliates, the other owners of interests in the Assets (other than PMOG or its Affiliates), and all such Persons’ directors, officers, employees, agents and representatives from and against any and all Damages directly attributable to access to the Assets prior to the Closing by PMOG, its Affiliates, or its or their directors, officers, employees, agents or representatives in connection with PMOG’s due diligence activities with respect to the transactions contemplated hereby, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified

Person but excluding any Damages to the extent caused by the gross negligence or willful misconduct of any Indemnified Person.

Section 7.3            Pre-Closing Notifications.  Until the Closing,

(a)   PMOG shall notify Equitable promptly after any officer of PMOG obtains actual knowledge that (i) any representation or warranty of Equitable contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or (ii) any covenant or agreement to be performed or observed by Equitable prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)   Equitable shall notify PMOG promptly after any officer of Equitable obtains actual knowledge that (i) any representation or warranty of PMOG contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or (ii) any covenant or agreement to be performed or observed by PMOG prior to or on the Closing Date has not been so performed or observed in a material respect.

If any of PMOG’s or Equitable’s representations or warranties are untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of PMOG’s or Equitable’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing and no non-breaching Party has terminated this Agreement pursuant to Section 10.1, then such breach shall be considered not to have occurred for all purposes of this Agreement;  provided that any costs or expenses arising out of or relating to such cure shall be borne solely by the Party who committed the breach (notwithstanding anything to the contrary herein, including the adjustments set forth in Section 2.2).

Section 7.4            Confidentiality, Public Announcements.  Until the Closing, the Parties shall keep confidential and cause their Affiliates and their respective officers, directors, employees and representatives to keep confidential all information relating to this Agreement and the Assets, except as required by applicable Laws, administrative process or the applicable rules of any stock exchange to which such Party or its Affiliates are subject, and except for information which is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach of this Section 7.4 by such Party or any such other Person.  Until the Closing, no Party shall make any press release or other public announcement regarding the existence of this Agreement (or any documents contemplated by this Agreement), the contents hereof or thereof or the transactions contemplated hereby or thereby without the prior written consent of the other Parties; provided, however, the foregoing shall not restrict disclosures by any Party (a) that are agreed to in writing by Equitable and PMOG, (b) that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, or (c) to Governmental Authorities and third Persons holding Preferential Rights or Consents that may be applicable to the transactions contemplated by this Agreement (or any documents contemplated by this Agreement), as reasonably necessary to obtain waivers of such rights or such consents.  The Parties agree to negotiate a reasonable and customary post-Closing press release. Notwithstanding the foregoing, at no time (before or after the Closing) shall either Party or its Affiliates disclose to third Persons the specific development plans for the Company’s operations, except (i) with the prior written consent of the other Party, (ii) to suppliers and other Persons bound by similar confidentiality provisions as is reasonably necessary to conduct operations of the Company, (iii) that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (iv) as is reasonably necessary to Governmental Authorities, (v) to prospective purchasers bound by similar confidentiality provisions, (vi) to the disclosing Party’s Affiliates and such Party’s representatives bound by similar confidentiality provisions or (vii) to the disclosing Party’s lenders or financials advisors, or (viii) information which is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach of this Section 7.4 by such Party or any such other Person; provided that the disclosing Party shall be responsible for any breach by the parties listed under subsections (ii), (v) (vi) or (vii) above of the confidentiality provisions set forth in this sentence.

Section 7.5            Governmental Reviews.  Equitable, PMOG and the Company shall each in a timely manner (a) make all required filings, including filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and prepare applications to and conduct negotiations, with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (b) provide such information as any other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations.  Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.  Equitable shall pay all filing costs required by the HSR Act, in connection with the transactions contemplated hereby, including the attorneys’ fees; provided, however, that such attorneys’ fees shall not exceed Ten Thousand Dollars (US$10,000).

Section 7.6            Tax Matters.

(a)   Effective Time for Tax Purposes.  Notwithstanding any other provision of this Agreement, the Parties shall treat the sale of the Assets hereunder as occurring as of the Closing for all Tax purposes.

(b)   Transfer Taxes.  Equitable and the Company shall each pay any Transfer Taxes imposed on it by Law as a result of the transactions contemplated by this Agreement, but, notwithstanding such requirement at Law, the Company will indemnify and hold Equitable harmless from all such Transfer Taxes.  Accordingly, if Equitable is required at Law to pay any such Transfer Taxes, the Company shall promptly reimburse Equitable for such amounts.  Equitable and the Company shall timely file their own Transfer Tax returns as required by Law and shall notify the other Party when such filings have been made.  Equitable and the Company shall cooperate and consult with each other prior to filing such Transfer Tax returns to ensure that all such returns are filed in a consistent manner.

(c)   Preparation of Tax Returns.  With respect to any Tax Return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to the Assets, Equitable shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by a change in Law or fact) and shall cause such Tax Return to be executed and duly and timely filed with the appropriate Governmental Authority and shall pay all Taxes shown as due on such Tax Return.  With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to the Assets, the Company shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by a change in Law or fact) and shall cause such Tax Return to be executed and duly and timely filed with the appropriate Governmental Authority and, subject to Equitable’s payment to the Company of a portion of such Tax pursuant to Section 7.6(d), shall pay all Taxes shown as due on such Tax Return.

(d)   Liability for Taxes.  Equitable shall be responsible for and indemnify the Company against, and Equitable shall be entitled to all refunds or credits of, any Tax with respect to the Assets that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the Closing Date.  With respect to a Straddle Taxable Period, Equitable and the Company shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends on the Closing Date by an interim closing of the books with respect to the Assets as of the Closing Date, except for ad valorem Taxes which shall be prorated on a daily basis to the Closing Date, and Equitable shall pay to the Company an amount equal to the Tax so determined to be attributable to that portion of a Straddle Taxable Period that ends on the Closing Date within five (5) days prior to the due date for the payment of such Tax to the extent not previously paid by Equitable.  The Company shall be responsible for and indemnify Equitable against, and the Company shall be entitled to all refunds and credits of, all Taxes with respect to the Assets that are attributable to that portion of any Straddle Taxable Period beginning after the Closing Date.  Notwithstanding the foregoing, Equitable shall be entitled to the general abatement of property Taxes issued by Dickenson County in the amount of one hundred thousand dollars (US$100,000) per year for a period of five (5) years.

(e)   Tax Proceedings.  With respect to any Tax for which Equitable is responsible, Equitable shall have the right, at its sole cost and expense, to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution, settlement or compromise of any proceeding involving such Tax, including the determination of the value of property for purposes of real and personal property ad valorem Taxes.  The Company shall take such action in connection with any such proceeding as Equitable shall reasonably request from time to time to implement the preceding sentence, including the execution of powers of attorney.  Notwithstanding the foregoing, neither the Company nor Equitable shall settle any proceeding with respect to any issue that could adversely affect the other Party in a taxable period (or portion thereof) beginning after the Closing Date without the other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  The Company shall give written notice to Equitable of its receipt of any notice of any audit, examination, claim or assessment for any Tax which could result in any such proceeding within twenty (20) days after its receipt of such notice.

(f)    Assistance and Cooperation.  Equitable shall grant to the Company (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Equitable (including workpapers and correspondence with Governmental Authorities), and shall afford the Company (or its designees) the right (at the Company’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Company (or its designees) to prepare Tax Returns and to conduct negotiations with Governmental Authorities.  The Company shall grant to Equitable (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of the Company (including workpapers and correspondence with Governmental Authorities), and shall afford Equitable (or its designees) the right (at Equitable’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Equitable (or its designees) to prepare Tax Returns and to conduct negotiations with Governmental Authorities.  After the Closing Date, Equitable and the Company will preserve all information, records or documents relating to liabilities for Taxes with respect to the Assets until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

Section 7.7            Further Assurances.  After Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by any other Party for carrying out the purposes of this Agreement, or of any document delivered pursuant to this Agreement.

Section 7.8            Assumption of Obligations.  By the consummation of the transactions contemplated by this Agreement at Closing, and without limiting the indemnification obligations of either Party under this Agreement, from and after Closing the Company agrees to assume and pay, perform and discharge all obligations of Equitable with respect to the Assets.

Section 7.9            Pipeline Agreement.

(a)   Each of EPC and EGEL hereby consents and agrees to the transaction contemplated by the Pipeline Agreement, with such consent to be effective as of the date of the Pipeline Agreement.  PMOG hereby agrees that the Pipeline Agreement does not breach or violate the Original Lease or the Exploration Agreement.

(b)   Upon the contribution and assignment of the Pipeline Agreement by Equitable to the Company, each of the Parties hereby consents and agrees the Pipeline Agreement shall be cancelled and of no further force or effect.

Section 7.10         Operation of Assets.  Except as set forth on Schedule 7.10, until the Closing, Equitable will (a) operate the Assets and the business with respect thereto in the ordinary course, (b) not, without the prior written consent of PMOG, which consent shall not be unreasonably withheld, conditioned or delayed, commit to any operation, or series of related operations thereon, requiring future capital expenditures by the Company as the owner of the Assets in excess of those amounts reflected in the capital budget previously provided by Equitable to PMOG, or terminate, materially amend, execute or extend any material Contracts affecting the Assets, (c) maintain insurance coverage on the Assets in the amounts and of the types presently in force, (d) use its commercially reasonable efforts to maintain in full force and effect all rights of way, easements and similar real property interests, (e) maintain all material Governmental Permits affecting the Assets, (f) not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets, except for transfers, sales or other similar dispositions of Assets, in one or more transactions, not exceeding Five Hundred Thousand Dollars (US$500,000.00) of consideration (in any form), in the aggregate, and (g) not commit to do any of the foregoing. PMOG’s approval of any action restricted by this Section 7.10 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Equitable’s written notice) of Equitable’s written notice to PMOG requesting such consent unless PMOG notifies such Person to the contrary in writing during that period. In the event of an emergency, Equitable may take such action as a prudent operator would take and shall notify PMOG of such action promptly thereafter.

Section 7.11         Financial Information.  Equitable shall use its commercially reasonable efforts to (a) assist PMOG and PMOG’s accountants, at the sole cost and expense of PMOG, in the preparation of either (i) if relief is granted by the SEC, statements of revenues and direct operating expenses and all notes thereto related to the Assets or (ii) if such relief is not granted by the SEC, the financial statements required by the SEC (such financial statements set forth in the foregoing clauses (i) and (ii), as applicable, the “Statements of Revenues and Expenses”) in each case of clauses (i) and (ii), that will be required of PMOG or any of its Affiliates in connection with reports, registration statements and other filings to be made by PMOG or any of its Affiliates related to the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act, or the Exchange Act, in such form that such statements and the notes thereto can be audited and (b) provide to PMOG access to such financial information as is reasonably related to the preparation of the Statements of Revenues and Expenses; provided that in no event shall Equitable be obligated to prepare or provide financial information, records or financial statements other than those kept by it in its ordinary course of business.

Section 7.12         Termination of Gas Gathering Agreement.  Effective as of the Closing, EGEL shall terminate and shall cause its Affiliate, Equitable Energy, LLC, to terminate (with such termination to be effective as of the Effective Time with respect to gas produced by any member of the Company or any of its Affiliates, and as of the Closing with respect to gas produced by unaffiliated third parties) that certain Gas Gathering Agreement dated as of January 1, 2005 between EGEL and Equitable Energy, LLC.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1            Conditions of Equitable to Closing.  The obligations of Equitable to proceed to consummate the transactions contemplated by this Agreement are subject, at the option of Equitable, to the satisfaction on or prior to Closing of each of the following conditions:

(a)   Representations of PMOG.  The representations and warranties of PMOG set forth in Article 5 shall be true and correct (disregarding any materiality qualifiers) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct, disregarding any materiality qualifiers, on and as of such specified date), except for such breaches, if any, that in the aggregate would not have a Material Adverse Effect;

(b)   Performance.  PMOG shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date and all deliveries contemplated by Section 9.3 shall have been made (or PMOG shall be ready, willing and able to immediately make such deliveries);

(c)   Working Interest Purchase. The transactions contemplated by the Purchase Agreement shall have closed (or PMOG shall be ready, willing and able to simultaneously close such transactions with the transactions contemplated hereby);

(d)   No Action.  On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by a Equitable or any of its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from Equitable or any Affiliate of Equitable resulting therefrom;

(e)   Asserted Title Defects/Casualties.  The sum of all Asserted Title Defect Amounts for Asserted Title Defects properly reported under Section 3.3(a), plus the Damages resulting from any casualty loss occurring on or after the date hereof to all or any portion of the Assets, shall be less than ten percent (10%) of the unadjusted Cash Contribution; and

(f)    HSR Act.  The necessary waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired, or early termination of the waiting period shall have been granted.

Section 8.2            Conditions of PMOG to Closing.  The obligations of PMOG to consummate the transactions contemplated by this Agreement are subject, at the option of PMOG, to the satisfaction on or prior to Closing of each of the following conditions:

(a)   Representations of Equitable.  The representations and warranties of Equitable set forth in Article 4 shall be true and correct (disregarding any materiality qualifiers, including Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct, disregarding any materiality qualifiers, including Material Adverse Effect, on and as of such specified date), except for such breaches, if any, that in the aggregate would not have a Material Adverse Effect;

(b)   Representations of the Company.  The representations and warranties of Company set forth in Article 6 shall be true and correct (disregarding any materiality qualifiers, including Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct, disregarding any materiality qualifiers, including Material Adverse Effect, on and as of such specified date), except for such breaches, if any, that in the aggregate would not have a Material Adverse Effect;

(c)   Performance.  Equitable and the Company shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by such Party under this Agreement prior to or on the Closing Date and all deliveries by such Parties contemplated by Section 9.2 and Section 9.4 shall have been made (or such Parties shall be ready, willing and able to immediately make such deliveries);

(d)   Working Interest Purchase. The transactions contemplated by the Purchase Agreement shall have closed (or EPC shall be ready, willing and able to simultaneously close such transactions with the transactions contemplated hereby);

(e)   No Action.  On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by PMOG or any of its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from PMOG or any Affiliate of PMOG resulting therefrom;

(f)    Asserted Title Defects/Casualties.  The sum of all Asserted Title Defect Amounts for Asserted Title Defects properly reported under Section 3.3(a), plus the Damages resulting from any casualty loss occurring on or after the date hereof to all or any portion of the Assets, shall be less than ten percent (10%) of the unadjusted Cash Contribution; and

(g)   HSR Act.  The necessary waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired, or early termination of the waiting period shall have been granted.

ARTICLE 9
CLOSING

Section 9.1            Time and Place of Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall, (i) unless otherwise agreed to in writing by PMOG and Equitable or otherwise provided in this Agreement, take place at the offices of Equitable located at 225 North Shore Drive, Pittsburgh, Pennsylvania 15212, at 10:00 a.m., local time, on May 4, 2007, or (ii) if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10.  For the avoidance of doubt, each Closing subsequent to the initial Closing pursuant to Section 3.4 shall constitute a Closing for purposes of this Agreement and, as such, the conditions to Closing set forth in Section 8.1 and Section 8.2, the actions required at Closing by Section 9.2 and Section 9.3, and the adjustments required by Section 2.2 shall apply with respect to each such Closing.  The date on which a Closing occurs is referred to herein as the “Closing Date.”

Section 9.2            Closing Deliveries of Equitable.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by PMOG of its obligations pursuant to Section 9.3, Equitable shall deliver or cause to be delivered to PMOG and the Company, among other things, the following:

(a)   Duly executed conveyances of the Assets to the Company in substantially the form attached hereto as Exhibit B (the “Conveyance”), in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b)   A certificate duly executed by an authorized officer of EPC, dated as of the Closing, certifying on behalf of EPC that the conditions set forth in Section 8.2(a) and Section 8.2(c) have been fulfilled;

(c)   A certificate duly executed by an authorized officer of EGEL, dated as of the Closing, certifying (i) on behalf of EGEL that the conditions set forth in Section 8.2(a) and Section 8.2(c) have been fulfilled and (ii) as the sole member of the Company, on behalf of the Company, that the conditions set forth in Section 8.2(b) and Section 8.2(c) have been fulfilled;

(d)   An amended and restated limited liability company agreement duly executed by an authorized officer of EGEL, dated as of the Closing, in substantially the form attached hereto as Exhibit C (the “LLC Agreement”);

(e)   A gas gathering agreement duly executed by an authorized corporate officer of Equitable Energy LLC, dated as of the Closing, in substantially the form attached hereto as Exhibit G (the “Gathering Agreement”);

(f)    A gas purchase agreement duly executed by an authorized officer of EPC and an authorized officer of Equitable Energy LLC, dated as of the Closing, in substantially the form attached hereto as Exhibit H;

(g)   A change of control agreement duly executed by an authorized officer of each of EPC, EGEL and PMOG, dated as of the Closing, in substantially the form attached hereto as Exhibit L (the “Change of Control Agreement”);

(h)   A guaranty agreement duly executed by an authorized officer of EQT Investments, LLC, dated as of the Closing, in substantially the form attached hereto as Exhibit M;

(i)    A note duly executed by an authorized officer of ET Blue Grass Company, dated as of the Closing, in substantially the form attached hereto as Exhibit E;

(j)    An interconnection agreement duly executed by an authorized officer of EPC, dated as of the Closing, in substantially the form attached hereto as Exhibit O; and

(k)   Resignations of all managers and officers of the Company effective as of the Closing.

Section 9.3            Closing Deliveries of PMOG.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Equitable of its obligations pursuant to Section 9.2 and by the Company of its obligations pursuant to Section 9.4, PMOG shall deliver or cause to be delivered to Equitable and the Company, among other things, the following:

(a)   A wire transfer to the Company of the Cash Contribution and the Closing Payment in same-day funds;

(b)   A certificate duly executed by an authorized officer of PMOG, dated as of the Closing, certifying on behalf of PMOG that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(c)   The LLC Agreement duly executed by an authorized officer of PMOG, dated as of the Closing;

(d)   An assignment of easement agreement duly executed by an authorized officer of PMOG, dated as of the Closing, in substantially the form attached hereto as Exhibit D (the “New Easement Agreement”);

(e)   As assignment and bill of sale in substantially the form of Exhibit B (but with PMOG as the assignor thereunder) assigning to the Company PMOG’s right, title and interest (if any) in and to the gas gathering system, facilities, compressors and pipelines described on Exhibit A-1;

(f)    The Change of Control Agreement duly executed by an authorized officer of PMOG, dated as of the Closing; and

(g)   A guaranty agreement duly executed by an authorized officer of Range Resources Corporation, dated as of the Closing, in substantially the form attached hereto as Exhibit N;

Section 9.4            Closing Deliveries of the Company.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by PMOG of its obligations pursuant to Section 9.3, the Company shall deliver or cause to be delivered to Equitable and PMOG, among other things, the following:

(a)   The LLC Agreement duly executed by an authorized officer of the Operating Member on behalf of the Company, dated as of the Closing;

(b)   A duly executed Conveyance and the New Easement Agreement, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(c)   The Gathering Agreement duly executed by an authorized officer of the Operating Member on behalf of the Company, dated as of the Closing;

(d)   The New Easement Agreement duly executed by an authorized officer of the Operating Member on behalf of the Company, dated as of the Closing; and

(e)   An interconnection agreement duly executed by an authorized officer of the Operating Member on behalf of the Company, dated as of the Closing, in substantially the form attached hereto as Exhibit O.

ARTICLE 10
TERMINATION AND AMENDMENT

Section 10.1         Termination.  This Agreement may be terminated at any time prior to Closing:  (i) by the mutual prior written consent of EPC and PMOG; (ii) by either of PMOG or EPC, if the Closing has not occurred on or before sixty (60) days after the date hereof; (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available (A) to Equitable or the Company, if any breach of this Agreement by Equitable or the Company has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date, or (B) to PMOG, if any breach of this Agreement by PMOG has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; (iii) by Equitable, if (A) any of the representations and warranties of PMOG contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality standard or a material adverse effect qualification shall not be further qualified); or (B) PMOG shall have failed to fulfill in any material respect any of its obligations under this Agreement; and, in the case of each of clauses (A) and (B) of this subsection (iii), Equitable shall have given PMOG written notice of such misrepresentation, breach of warranty or failure, if curable, and such misrepresentation, breach of warranty or failure has not been cured by the Termination Date; or (iv) by PMOG, if (A) any of the representations and warranties of Equitable or the Company contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification shall not be further qualified); or (B) Equitable or the Company shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of each of clauses (A) and (B) of this subsection (iv), PMOG shall have given Equitable written notice of such misrepresentation, breach of warranty or failure, if curable, and such misrepresentation, breach of warranty or failure has not been cured by the Termination Date.

Section 10.2         Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect except for the provisions of Section 4.4, Section 5.5, Section 7.2, Section 7.4 (other than the last sentence thereof), Section 12.8, Section 12.17, Section 12.18 and Section 12.19, which shall continue in full force and effect.  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve any Party from liability for Damages resulting from any willful or negligent breach of this Agreement by such Party in any material respect.

ARTICLE 11
INDEMNIFICATIONS; LIMITATIONS

Section 11.1       Indemnification.

(a)   [Intentionally omitted].

(b)   From and after Closing, Equitable shall indemnify, defend and hold harmless the Company Indemnified Persons and the PMOG Indemnified Persons against and from all Damages incurred or suffered by any such Indemnified Person:

(i)            caused by, arising out of or resulting from the ownership, use, or operation of the Assets before the Closing,

(ii)           caused by, arising out of or resulting from Equitable’s or the Company’s breach of any of the covenants or agreements contained in Article 7,

(iii)          caused by, arising out of or resulting from any breach of any representation or warranty made by Equitable or the Company contained in Article 4, Article 6 or in the certificate delivered by Equitable at Closing pursuant to Section 9.2(b) and Section 9.2(c),

(iv)          caused by, arising out of or resulting from the claims, suits, proceedings and actions described in Schedule 4.6A hereto, or

(v)           caused by, arising out of or resulting from (A) the Excluded Assets or (B) any pipeline imbalances attributable to the Assets prior to the Closing,

except to the extent such Damages are caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any Indemnified Person.  Notwithstanding the foregoing, Equitable shall not be required under this Section 11.1(b) to indemnify, defend or hold harmless the PMOG Indemnified Persons from Property Costs accruing from and after the Effective Time and attributable to the Assets.  The term “Company Indemnified Persons” as used herein means the Company and its Affiliates and their respective directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors).  The term “PMOG Indemnified Persons” as used herein means PMOG and its Affiliates and their respective directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors).

(c)   From and after Closing, PMOG shall indemnify, defend, and hold harmless the Company Indemnified Parties and the Equitable Indemnified Parties against and from all Damages incurred or suffered by any such Indemnified Person:

(i)            caused by, arising out of or resulting from PMOG’s breach of any of PMOG’s covenants or agreements contained in Article 5, or

(ii)           caused by, arising out of or resulting from any breach of any representation or warranty made by PMOG contained in Article 5 of this Agreement or in the certificate delivered by PMOG at Closing pursuant to Section 9.3(b), except to the extent such Damages are caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any Indemnified Person.  The term “Equitable Indemnified Persons” as used herein means Equitable and its Affiliates and their respective directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors).

(d)   Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, this Section 11.1 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article 4, Article 5, Article 6 and Article 7 (excluding Section 7.2), which shall be separately enforceable by the injured party pursuant to whatever rights and remedies are available to it outside of this Article 11) and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.2(b), Section 9.2(c) or Section 9.3(b), as applicable.  Except for (i) the remedies contained in this Section 11.1, (ii) any other remedies available to the Parties at Law or in equity for breaches of provisions of this Agreement other than Article 4, Article 5, Article 6 and Article 7 (excluding Section 7.2) and (iii) the remedies available in connection with any other document delivered by any Party in connection with the transactions contemplated hereby, from and after Closing each Party releases, remises, and forever discharges the other Parties and their respective Affiliates and all such Persons’ stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or the consummation of the transactions contemplated hereby, except to the extent caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any released Person.

(e)   “Damages” shall mean the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that no Party shall be entitled to indemnification under this Agreement for, and “Damages” shall not include (except to the extent that such Damages are awarded to an unaffiliated  third Person) (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages or (ii) in the event the Indemnified Person takes any action that exceeds the scope of the operating authority granted to it under the LLC Agreement, any liability, loss, cost, expense, claim, award or judgment to the extent and only to the extent increased by such action..

(f)    The indemnity to which each Party is entitled under this Agreement shall be for the benefit of and extend to such Indemnified Persons affiliated with such Party as described above in this Agreement.  Any claim for indemnity under this Agreement by any such Indemnified Person (other than a Party) must be brought and administered by the applicable Party to this Agreement.  No Indemnified Person other than a Party shall have any rights against any Party under the terms of this Section 11.1 or otherwise under this Agreement except as may be exercised on its behalf by such Party, pursuant to this Section 11.1(f).  Each Party may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Agreement.

(g)   For the sole purposes of the indemnities set forth in this Section 11.1, in determining a breach or inaccuracy of any Party’s representations or warranties and in calculating the amount of Damages incurred, arising out of or relating to any such breach or inaccuracy of a representation or warranty, any references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.

Section 11.2         Indemnification Actions.  All claims for indemnification under Section 11.1 shall be asserted and resolved as follows:

(a)   For purposes of this Agreement, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Agreement, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Agreement.

(b)   To make claim for indemnification under Section 11.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.2 shall not relieve the Indemnifying Person of its obligations under Section 11.1 except to the extent (and only to the extent of such incremental Damages incurred) such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(c)   In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether or not it agrees to indemnify and defend the Indemnified Person against such Claim under this Article 11.  The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)   If the Indemnifying Person agrees to indemnify the Indemnified Person, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim, which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.2(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, such consent not to be unreasonably withheld, conditioned or delayed, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)   If the Indemnifying Person does not agree to indemnify the Indemnified Person within the thirty (30) day period specified in Section 11.2(c), fails to give notice to the Indemnified Party within such thirty (30) day period regarding its election, or if the Indemnifying Party agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) agree to indemnify the Indemnified Person for such Damages, or (iii) dispute the claim for such Damages.  If such Indemnifying Person does not respond to such Claim Notice within such thirty (30) day period, such Person will be deemed to dispute the claim for Damages.

Section 11.3       Limitation on Actions.

(a)   The representations and warranties of the Parties in Article 4, Article 5 and Article 6 and the covenants and agreements of the Parties in Article 7, and the corresponding representations and warranties given in the certificates delivered at the Closing pursuant to Section 9.2(b), Section 9.2(c) or Section 9.3(b), as applicable, shall survive the Closing for a period of one (1) year, except that, (i) with respect to any taxable period, the representations, warranties, covenants and agreements contained in Section 4.7 and Section 7.6 shall survive until the applicable statute of limitations closes such taxable period and (ii) the provisions of Section 4.4, Section 5.5 and the last sentence in Section 7.4 shall survive the Closing without time limit.  The remainder of this Agreement shall survive the Closing without time limit, except as provided in Section 11.3(b) below.  Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration (if any), provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(b)   The indemnities in Section 11.1(b)(ii), Section 11.1(b)(iii), Section 11.1(c)(i) and Section 11.1(c)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except (in each case) as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.  The indemnities in Section 11.1(b)(i)  shall terminate on the date which is three (3) years from the Closing Date except (in each case) as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.

(c)   Except for claims relating to a breach of a Party’s obligations under Section 4.4, Section 4.7, Section 5.5, Section 7.6, no individual claim of an Indemnified Person may be made against any Party for any Damages under Article 10 unless such Damages exceed an amount equal to Fifty Thousand Dollars (US$50,000). Furthermore, except for claims relating to a breach of a Equitable’s obligations under Section 4.4, Section 4.7, the last sentence of Section 7.4, Section 7.6, Section 11.1(b)(iv) and Section 11.1(b)(v), Equitable shall not have any liability for any indemnification under Section 11.1(b) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by the Company or PMOG exceeds Three Hundred Fifty Thousand Dollars (US$350,000.00), then only to the extent such Damages exceed Three Hundred Fifty Thousand Dollars (US$350,000.00).  The adjustments under Section 2.2, any further adjustments with respect to income, proceeds, receipts and credits under Section 12.1, any future adjustments with respect to Property Costs under Section 12.2 and any payments in respect of any of the preceding, as well as any Damages arising out of a breach by a Party of any other provision of this Agreement (excluding the provisions of Article 4, Article 5, Article 6 and Article 7), shall not be limited by this Section.

(d)   Notwithstanding anything to the contrary contained elsewhere in this Agreement, Equitable shall not be required to indemnify any Party under this Article 11 (excluding Section 11.1(b)(iv) and Section 11.1(b)(v)) for aggregate Damages in excess of fifteen percent (15%) of the Cash Contribution.

(e)   The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds actually realized and received by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

ARTICLE 12
MISCELLANEOUS

Section 12.1         Receipts.  Any income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Cash Contribution following the final adjustment pursuant to Section 2.2(b) shall be treated as follows:  (a) all income, proceeds, receipts and credits earned with respect to the Assets to which the Company is entitled under

Section 1.5 shall be the sole property and entitlement of the Company, and, to the extent received by Equitable, Equitable shall fully disclose, account for and remit the same promptly to the Company; and (b) all income, proceeds, receipts and credits earned with respect to the Assets to which Equitable is entitled under Section 1.5 shall be the sole property and entitlement of Equitable and, to the extent received by the Company, the Company shall fully disclose, account for and remit the same promptly to Equitable.

Section 12.2         Property Costs.  Any Property Costs which are not reflected in the adjustments to the Cash Contribution following the final adjustment pursuant to Section 2.2(b) shall be treated as follows:  (a) all Property Costs for which Equitable is responsible under Section 1.5 shall be the sole obligation of Equitable and Equitable shall promptly pay, or if paid by the Company, promptly reimburse the Company for and hold the Company harmless from and against same; and (b) all Property Costs for which the Company is responsible under Section 1.5 shall be the sole obligation of the Company and the Company shall promptly pay, or if paid by Equitable, promptly reimburse Equitable for and hold Equitable harmless from and against same.

Section 12.3         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.4         Notices.  All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by recognized courier service, as follows:

If to EPC or EGEL:	225 North Shore Drive
Pittsburgh, Pennsylvania 15212
	Attention:	Corporate Secretary
	Telephone:	(412)553-5700
	Telecopy:	(412)553-7781

With a copy to:	Baker Botts LLP
1500 San Jacinto Center
98 San Jacinto Avenue
Austin, Texas 78701
	Attention:	Michael Bengtson
	Telephone:	(512)322-2661
	Telecopy:	(512)322-8349

If to PMOG:	777 Main Street, Suite 800
Fort Worth, Texas 76102
	Attention:	Chad Stephens
	Telephone:	(810) 817-1929
	Telecopy:	(810) 817-1990

With a copy to:	125 State Route 43
P.O. Box 550
Hartville, OH 44632
	Attention:	Jeffery A. Bynum
	Telephone:	(330) 877-6747
	Telecopy:	(330) 877-6129

If to the Company:	225 North Shore Drive
Pittsburgh, Pennsylvania 15212
	Attention:	Corporate Secretary
	Telephone:	(412)553-5700
	Telecopy:	(412)553-7781

Any Party may change its address for notice by notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed if received during regular business hours on a Business Day or, if not so received, on the next Business Day.

Section 12.5         [Intentionally Omitted].

Section 12.6         Expenses.  All expenses incurred by Equitable or the Company in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Equitable, shall be borne solely and entirely by Equitable, and all such expenses incurred by PMOG shall be borne solely and entirely by PMOG.

Section 12.7         Replacement of Bonds, Letters of Credit and Guarantees.  The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Equitable or any of its Affiliates with any Governmental Authority or third Person and relating to the Assets are to be transferred to the Company.  As soon as practicable following Closing, the Company shall obtain, or cause to be obtained in the name of the Company, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Equitable and such Affiliates or to consummate the transactions contemplated by this Agreement.

Section 12.8         Governing Law; Jurisdiction; Court Proceedings.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.  Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Federal Court for the Western District of Virginia (the “Chosen Court”) and, solely in connection with claims arising under this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court, and (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over it.  The foregoing consents to jurisdiction shall not constitute general consents for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

Section 12.9         Records.  Equitable shall provide access to PMOG to such Records as PMOG shall reasonably request that are in the possession of Equitable or its Affiliates, in order for PMOG to make copies of the same, provided that Equitable shall be permitted to retain the originals of all such Records as Operating Member of the Company.

Section 12.10       Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.11       Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.12       Assignment.  No Party shall assign or otherwise transfer all or any part of this Agreement, except to a wholly-owned Affiliate in a transfer whereby this Agreement remains binding upon the transferring Party, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 12.13       Entire Agreement.  This Agreement, the Exhibits and Schedules attached hereto and the documents to be executed hereunder or in connection with a condition to Closing, together with the Purchase Agreement, the exhibits and schedules attached thereto and the documents to be executed thereunder or in connection with a condition to the closing thereof (the “Transaction Documents”), shall constitute the entire agreement among the Parties and their Affiliates pertaining to the subject matter of the Transaction Documents, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties and their Affiliates regarding such subject matter, including that certain letter of intent, dated as of September 25, 2006, between Range Resources Corporation and Equitable Resources, Inc. (the “Letter of Intent”).  The Parties agree that, effective as of the Execution Date, the Letter of Intent shall be of no further force and effect.

Section 12.14       Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by Equitable and PMOG and expressly identified as an amendment or modification.

Section 12.15       No Third Person Beneficiaries.  Nothing in this Agreement shall entitle any Person other than a Party to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 11.1(f).

Section 12.16     References.

In this Agreement:

(a)   References to any gender include a reference to all other genders;

(b)   References to the singular include the plural, and vice versa;

(c)   Reference to any Article or Section means an Article or Section of this Agreement;

(d)   Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)   Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(f)    “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 12.17       Construction.  PMOG is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent person would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability.  Each of Equitable, PMOG and the Company has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Section 12.18       Limitation on Damages.  Notwithstanding anything to the contrary contained herein, no Party or any of their respective Affiliates shall be entitled to consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special or punitive damages suffered by unaffiliated third Persons for which responsibility is allocated to a Party) and each Party, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby.

Section 12.19       Attorneys’ Fees.  Except as expressly provided in Section 3.3(f) and Section 2.2(c), in connection with any suit, action or other proceeding to enforce any Party’s obligations under this Agreement, the Party prevailing in such suit, action or other proceeding shall be entitled to seek the recovery of all its costs and fees (including attorneys’ fees, experts’ fees, administrative fees, arbitrators’ fees and court costs) incurred in connection with such suit, action or other proceeding.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of  the Execution Date.

EPC:	Equitable Production Company

	By:	/s/	Joseph E. O’Brien
	Name:		Joseph E. O’Brien
	Title:		President

EGEL:	Equitable Gathering Equity, LLC

	By:	/s/	Joseph E. O’Brien
	Name:		Joseph E. O’Brien
	Title:		President

PMOG:	Pine Mountain Oil and Gas, Inc.

	By:	/s/	Chad L. Stephens
	Name:		Chad L. Stephens
	Title:		Senior Vice President -
Corporate Development

COMPANY:	Nora Gathering, LLC

	By:	/s/	Joseph E. O’Brien
	Name:		Joseph E. O’Brien
	Title:		President

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT